Investor Contact:            David Morimoto                                    Media Contact:     Cedric Yamanaka
           SVP & Treasurer                                                                            Public Relations/Communications Manager
           (808) 544-0627                                                                                 (808) 544-6898
                           investor@centralpacificbank.com                                                             cedric.yamanaka@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. ANNOUNCES FOURTH QUARTER RESULTS AND COMPLETES GOODWILL IMPAIRMENT TEST

HONOLULU, February 29, 2008 – Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank, today reported that the Company completed its goodwill impairment test and recorded a non-cash impairment charge of $48.0 million in the fourth quarter of 2007.  This charge, which had no impact on the Company’s cash flows, tangible equity, or regulatory capital, was the only change from the financial results reported on January 31, 2008.

“As we previously announced, the decline in our share price and the resulting decline in our market capitalization during the fourth quarter of 2007, required us to perform a goodwill impairment test in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets,” stated Dean K. Hirata, Vice Chairman and Chief Financial Officer.  “Upon completion of the impairment test, we determined that the goodwill associated with our Commercial Real Estate reporting segment, which includes the California residential construction portfolio, was impaired.”

As a result of the non-cash charge, the Company reported a net loss of $44.5 million, or ($1.51) per diluted share, for the fourth quarter of 2007.  The Company reported net income of $18.8 million, or $0.61 per diluted share, in the fourth quarter of 2006 and net income of $9.1 million, or $0.30 per diluted share, in the third quarter of 2007.  For the year ended December 31, 2007, the Company reported net income of $5.8 million, or $0.19 per diluted share, compared to $79.2 million, or $2.57 per diluted share, reported in 2006.

“In spite of the non-cash charge, the fundamentals and the capital of the bank remain unaffected and strong, and we reaffirm our intent to maintain our quarterly dividend at the current level,” stated Clint Arnoldus, President and Chief Executive Officer.

A complete report of the Company’s financial results for the year ended December 31, 2007 is available in the Company’s Schedule 10-K that was filed with the Securities and Exchange Commission today.

Central Pacific Financial Corp. is the fourth largest financial institution in Hawaii with more than $5.6 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 39 branch offices and more than 90 ATMs throughout Hawaii.  For additional information, please visit our website at http://www.centralpacificbank.com.

Forward-Looking Statements
This document may contain forward-looking statements concerning projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items, concerning plans and objectives of management for future operations, concerning future economic performance, or concerning any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes”, “plans”, “intends”, “expects”, “anticipates”, “forecasts” or words of similar meaning.  While we believe that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions, are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to: the impact of local, national, and international economies and events, including natural disasters, on the company’s business and operations and on tourism, the military, and other major industries operating within the Hawaii market and other markets in which we conduct business; the impact of legislation and events affecting the banking industry; the impact of competitive products, services, pricing, and other competitive forces; movements in interest rates; loan delinquency rates and changes in asset quality generally; and trading of the company’s stock.  For further information on factors which could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s Form 10-K for the last fiscal year.  The Company does not update any of its forward-looking statements.